Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of First Watch Restaurant Group, Inc. of our report dated April 23, 2021, except for the effects of the stock split discussed in Note 21 to the consolidated financial statements, as to which the date is September 22, 2021, relating to the financial statements, which appears in the prospectus dated September 22, 2021 filed by First Watch Restaurant Group, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-259360).

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

September 30, 2021